Exhibit 21.1

Direct and Indirect Subsidiaries of AgFeed Industries, Inc.*

NAME OF SUBSIDIARY	PERCENT OWNERSHIP

Nanchang Best Animal Husbandry Co., Ltd.
Shanghai Best Animal Husbandry Co., Ltd.
Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Shandong AgFeed Agribusiness Co., Ltd.
Hainan HopeJia Feed Co., Ltd.
Lushan Breeder Pig Farm Co., Ltd.
Jiangxi Best Swine Development Co. Ltd.
Wannian Xiandai Animal Husbandry Limited Liability Co. Ltd.
Jiangxi Huyun Livestock Co., Ltd.
Ganzhou Green Animal Husbandry Develop. Co., Ltd.
Gang Feng Animal Husbandry Co., Ltd.
Yichun Tianpeng Domestic Livestock Farm, Ltd.
Zhejiang Pinghu Yongxin Hog Farm
Shanghai Fengxian Hog Farm
Shanghai Tuanxi Hog Farm
Shanghai Senrong Hog Farm
Fujian Xiamen Muxin Hog Farm
Xiamen Yuanshengtai Food Co., Ltd.
Jiangxi Zhiliang Hog Farm
Shanghai WeiSheng Hog Raising Co., Ltd.
Nanping Minkang Hog Farm
Guangdong Lianjiang Xinfa Hog Farm
Guangxi Nanning Wanghua Hog Farm
Guangxi Linxing Hog Farm
Nanning Shunhua Hog Farm Co., Ltd.
Nanning Shunan Hog Farm Co., Ltd.
Guangxi Guigang Gangda Hog Farm
Guangxi Gangxuan Hog Farm Co., Ltd.
Guangxi Xingye Guihong Hog Farm
Hainan Haikou Meilan Hog Farm
Hainan Haikou Wohao Hog Farm
Guangxi Guilin Fuzhi Hog Farm
Fujian Jianhua Hog Farm
Fujian Fengxiang Agribusiness Co., Ltd.
Nanping Kangda Animal Husbandry Co., Ltd.
Fujian Jianxi Breeder Hog Farm Co., Ltd.
Jiangxi AgFeed Agricultural Development Co.,Ltd.
Dahua AgFeed Animal Husbandry Co.,Ltd.
AgFeed Industries, Inc. (BVI)
AgFeed Industries Holdings, Inc. (BVI)
AgFeed International Protein Technology Corp. (BVI)	65.1
Hypor AgFeed Breeding Company (BVI)	85

*	Except as otherwise specifically indicated, all subsidiaries are organized and existing under the laws of the People's Republic of China and are owned 100% by AgFeed or one of its subsidiaries.